EXHIBIT 12.1	Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2006 was as follows:

For the Year Ended December 31, 2006

(In Thousands)

Income before income tax expense	$259,932
Income tax expense	85,035

Net income	$174,897

Fixed charges:
Interest on borrowings	$311,659
Interest on deposits	384,770
One-third of rent expense	2,771

Total fixed charges	$699,200

Earnings (for ratio calculation)	$959,132

Ratio of earnings to fixed charges	1.37x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2006 was as follows:

For the Year Ended December 31, 2006

(In Thousands)

Income before income tax expense	$259,932
Income tax expense	85,035

Net income	$174,897

Fixed charges:
Interest on borrowings	$311,659
One-third of rent expense	2,771

Total fixed charges	$314,430

Earnings (for ratio calculation)	$574,362

Ratio of earnings to fixed charges	1.83x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.